Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE HOME DEPOT, INC.

The Home Depot, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.

That the name under which the Corporation was originally incorporated is M. B. Associates Incorporated. The date of filing of its original Certificate of Incorporation with the Secretary of State was June 29, 1978.

2.	That an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 30, 2002.

3.

That a Certificate of Change of Location of Registered Office and of Registered Agent was filed with the Secretary of State of the State of Delaware on July 24, 2006 and a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 2, 2009.

4.

That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted restating and further amending the Amended and Restated Certificate of Incorporation of the Corporation (as amended by the Certificate of Change of Location of Registered Office and of Registered Agent and the Certificate of Amendment to the Amended and Restated Certificate of Incorporation), declaring this Amended and Restated Certificate of Incorporation to be advisable and directing that this Amended and Restated Certificate of Incorporation be considered at the next Annual Meeting of Stockholders of the Corporation.

5.

That, thereafter, pursuant to a resolution of the Board of Directors and upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the Annual Meeting of Stockholders was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the adoption of this Amended and Restated Certificate of Incorporation.

6.

That this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation (as amended by the Certificate of Change of Location of Registered Office and of Registered Agent and the Certificate of Amendment to the Amended and Restated Certificate of Incorporation) and was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

7.	That the text of the Amended and Restated Certificate of Incorporation hereby reads as follows:

FIRST:     The name of the corporation (which is herein referred to as the “Corporation”) is The Home Depot, Inc.

SECOND:     The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, in the County of New Castle. The name of its registered agent at that address is Corporation Service Company.

THIRD:     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

Without limiting in any manner the scope and generality of the foregoing, it is hereby provided that the Corporation shall have the following purposes, objects and powers:

To manufacture, purchase or otherwise acquire, invest in, own, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with, any and all goods, wares, merchandise and personal property relating to home improvement services, materials, products, devices, manuals, audio-visual aids, tools and any and all products related thereto of every kind and description.

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers herein before set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental to or growing out of or connected with the aforesaid powers or any part or parts thereof, including, without limitation, the acquisition and operation of businesses exclusively or partially engaged in providing home improvement services, materials, products, devices, manuals, audio-visual aids, tools, and related products or services to consumers.

The business or purpose of the Corporation is from time to time to do any one or more of the acts and things herein before set forth, and it shall have power to conduct and carry on said business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

The enumeration herein of the objects and purposes of the Corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the Corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect, or impliedly by the reasonable construction of said laws.

FOURTH:     The total number of shares of stock which the Corporation will have authority to issue is ten billion (10,000,000,000), all of which shall be shares of Common Stock of the par value of five cents ($.05) each.

FIFTH:     The name and mailing address of the sole incorporator is as follows:

Kenneth G. Langone

c/o INVEMED ASSOCIATES INCORPORATED

375 Park Avenue

New York, New York 10022

SIXTH: 1.         The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors.

2.         The term of each director will expire at the annual meeting of the stockholders held in 2001. At each annual meeting of the stockholders beginning with 2001, each director shall be elected for a one-year term. Each director shall hold office until the next annual meeting and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.         No person (other than a person nominated by or on behalf of the Board of Directors) shall be eligible for election as a director at any annual or special meeting of stockholders unless a written request that his or her name be placed in nomination is received from a stockholder of record by the Secretary of the Corporation not less than 30 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director.

4.         Except to the extent prohibited by law, the Board of Directors shall have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members, including without limitation the vote required for any action by the Board of Directors, the determination by resolution of the Board of Directors of the officers of the Corporation and their respective titles and duties, the determination by resolution of the Board of Directors of the manner of choosing the officers of the Corporation and the terms of their respective offices, the determination by resolution of the Board of Directors of the terms and conditions under which the Corporation shall exercise the powers granted to it as of January 1, 1984 by Section 145 of the Delaware General Corporation Law, as such powers may exist from time to time after January 1, 1984, and that from time to time shall affect the directors’ power otherwise to manage the business and affairs of the Corporation; and, notwithstanding any other provision of this Certificate of Incorporation to the contrary, no by-law shall be adopted by stockholders which shall interpret or qualify, or impair or impede the implementation of, the foregoing. Any inconsistency between, on the one side, a document which implements the provisions of this paragraph 4 and sets forth the rights, powers, duties, rules and/or procedures governing the Board of Directors and, on the other side, any by-law or other corporate document shall be construed in favor of the document setting forth such rights, powers, duties, rules and/or procedures.

5.         Any action required to be taken at any annual or special meeting of stockholders of the Corporation or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting and without a vote if, in accordance with the by-laws, (a) record holders of shares representing at least 25% of the outstanding common stock of the Corporation have submitted a written request to the Secretary of the Corporation asking that the Board of Directors establish a record date for the proposed action by stockholders and including the information with respect to such action and such holders as would be required by the by-laws if such holders were requesting the call of a special meeting, (b) the Board of Directors fixes such a record date or has failed to do so within ten (10) days after the date on which such request was received by the Secretary of the Corporation, (c) consents are solicited by the stockholders proposing to take such action from all holders of shares and (d) consents in writing, setting forth the action so taken, are delivered to the Corporation and not revoked, and are signed by the holders of outstanding stock on such record date having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting.

SEVENTH:     The Board of Directors shall have power to make, alter or repeal the by-laws of the Corporation, except as may otherwise be provided in the by-laws.

EIGHTH:         [Reserved]

NINTH:     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Jack A. VanWoerkom, its Executive Vice President, General Counsel & Corporate Secretary, this 2nd day of June, 2011.

/s/ Jack A. VanWoerkom
By:	Jack A. VanWoerkom
Executive Vice President, General Counsel & Corporate Secretary

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